Exhibit 10.2

NON-QUALIFIED STOCK OPTION AGREEMENT

Post Holdings, Inc. grants a Non-Qualified Stock Option (the “Option”) to William P. Stiritz (“Optionee”), effective May 29, 2012 (“Grant Date”), to purchase a total of 1,550,000 shares of its Stock at an exercise price of $31.25 per share pursuant to the Post Holdings, Inc. 2012 Long-Term Incentive Plan (the “Plan”), upon the terms hereafter provided in this Non-Qualified Stock Option Agreement (this “Agreement”). Any capitalized terms, not otherwise defined herein, have the meanings given to such terms in the Plan.

NOW THEREFORE, the Company and Optionee agree, for and in consideration of the terms hereof, as set forth below.

1.    Exercise. Subject to the provisions of the Plan and the following terms, Optionee may exercise the Option from time to time by tendering to the Company (or its designated agent), written notice of exercise, which will state the number of shares under the Option to be exercised, together with the purchase price in either cash or, if the Committee so permits, in Shares at the Fair Market Value. Notwithstanding the foregoing, if the Committee so permits, the purchase price may be payable through a net or cashless exercise as permitted by the Committee or through such other methods or forms as the Committee may approve in its discretion subject to such rules and procedures as it may establish.

2.    Vesting and When Exercisable.

(a)    The Option vests and becomes exercisable in accordance with Section 2(b) below. Subject to the provisions of the Plan and any vesting and other terms herein, the Option remains exercisable through the tenth anniversary of the Grant Date (“Expiration Date”) unless Optionee is no longer employed by the Company (or its Affiliates or Parent, if any), in which case the Option is exercisable only if permitted by, and in accordance with, the provisions of Section 3 below.

(b)    The Option vests while Optionee is employed by the Company (or an Affiliate or Parent, if any), and is exercisable, as follows:

(i)    one third (1/3) of the shares covered by the Option shall vest on each of the first, second and third anniversaries of the Grant Date; provided, however, that upon Optionee’s death or Disability, the number of shares of Stock subject to the Option that would have vested during the Company’s fiscal year in which Optionee’s death or Disability occurs (but which had not vested in such fiscal year prior to the date of Optionee’s death or Disability), will fully vest as of the date of Optionee’s death or Disability; and

(ii)    the Option is exercisable when Optionee is not any of the following (a “Covered Employee”): (A) the chief executive officer of the Company (or acting in such capacity), or (B) any other officer of the Company.

3.    Accelerated Vesting and Limitation on Exercise Period.

(a)    Notwithstanding Section 2(b) above, the Option shall vest before the normal vesting dates set forth in Section 2(b) above upon the occurrence of a Change in Control while Optionee is employed by the Company (or an Affiliate or Parent, if any) if the Option will not remain outstanding following such Change in Control and the surviving corporation or Parent makes settlement of the full value of the outstanding Option (whether or not then exercisable) in cash or cash equivalents followed by the cancellation of the Option. If, upon the occurrence of a Change in Control while Optionee is employed by the Company (or an Affiliate or Parent, if any), the Option remains outstanding following the Change in Control, the Option is assumed by the surviving corporation or Parent, or the surviving corporation or Parent substitutes options with substantially the same terms for the Option, then the Option shall continue to vest in accordance with Section 2(b)(i) above, unless Optionee has a “Qualifying Termination” as hereafter defined. Upon the occurrence of a Qualifying Termination, the Option shall automatically become fully vested, notwithstanding the normal vesting dates set forth in Section 2(b) above.

(b)    Once the Option vests and becomes exercisable as provided above, the Option shall remain exercisable for the periods set forth below or until the Expiration Date, whichever occurs first. Thereafter, the unexercised portion of the Option is forfeited and may not be exercised.

(i)    In the event of the death of Optionee, the Option is exercisable for three years.

(ii)    In the event of the Disability of Optionee, the Option is exercisable for three years.

(iii)    In the event of the voluntary termination of Optionee’s employment with the Company (and its Affiliates and Parent, if any), the Option is exercisable for three years.

(iv)    In the event of the involuntary termination of Optionee’s employment with the Company (and its Affiliates and Parent, if any), other than a termination for death, Disability, or Cause, the Option is exercisable for six months.

(c)    For purposes hereof, a “Qualifying Termination” means a termination of Optionee’s employment with the Company (and its Affiliate and Parent, if any) within two years of a Change in Control Date (i) by the Company (or an Affiliate or the Parent, if any) without Cause, or (ii) by the Optionee for “Good Reason”. For purposes hereof, “Good Reason” means (A) Optionee is not the chief executive officer and chairman of the Board of Directors of Parent; (B) a reduction in Optionee’s base salary, bonuses or incentive compensation; (C) a material reduction in the kind or level of employee benefits, fringe benefits or perquisites to which Optionee is from time to time entitled; (D) a diminution or adverse change in Optionee’s titles, authorities, duties, responsibilities or reporting relationships, or the assignment to Optionee of duties that are inconsistent with, or materially impair his ability to perform, the duties of his position prior to the Change in Control; (E) a change in the geographic location by 50 miles or more at which Optionee must perform his services, or (F) any other action or inaction that constitutes a material breach by the Company (or an Affiliate or Parent, if any) of the agreement under which Optionee provides services.

4.    Forfeiture.

(a)    This Section 4 sets forth the circumstances under which the Option will be forfeited. All shares not vested shall be forfeited upon Optionee’s receipt of written notice from the Committee of the occurrence of any of the following events (such notice is referred to as the “Forfeiture Notice”):

(i)    Optionee is terminated for Cause;

(ii)    Optionee engages in competition with the Company; or

(iii)    Optionee engages in any of the following actions: (A) intentional misconduct in the performance of Optionee’s job with the Company or any subsidiary; (B) being openly critical in the media of the Company or any subsidiary or its directors, officers, or employees or those of any subsidiary; (C) pleading guilty or nolo contendere to any felony or any charge involving moral turpitude; (D) misappropriating or destroying Company or subsidiary property including, but not limited to, trade secrets or other proprietary property; (E) improperly disclosing material nonpublic information regarding the Company or any subsidiary; (F) after ceasing employment with the Company, inducing or attempting to induce any employee of the Company or any Subsidiary to leave the employ of the Company or any subsidiary; (G) after ceasing employment with the Company, hiring any person who was a manager level employee of the Company or any subsidiary; or (H) inducing or attempting to induce any customer, supplier, lender, or other business relation of the Company or any subsidiary to cease doing business with the Company or any subsidiary.

(b)    Upon Optionee’s receipt of the Forfeiture Notice, the portions of the Option not vested will be forfeited and may not be exercised. Notwithstanding any other provision of the Option, any portion of the Option that is vested (either in accordance with the normal vesting dates set forth in Section 2 or pursuant to an acceleration of vesting under Section 3) and is or becomes exercisable on or after the date on which Optionee receives the Forfeiture Notice shall remain exercisable for seven (7) days following the date on which Optionee receives the Forfeiture Notice (but in no event later than the Expiration Date). Therefore, any vested and exercisable portion of the Option that is not exercised within such seven (7) day period (or by the Expiration Date if earlier) will be forfeited and may not be exercised. The Committee or entire Board may waive any condition of forfeiture described in this Section.

5.    Covenant Not to Compete; Non Solicitation; and Confidentiality.

(a)    During the term of the Optionee’s employment with the Company and until the third anniversary of the effective date of the termination of Optionee’s employment with the Company, Optionee shall not:

(i)    engage (whether as an owner, operator, manager, employee, officer, director, consultant, advisor, representative or otherwise) directly or indirectly in any business that produces, develops, markets or sells any type of food products that compete with those food products produced by the Company; provided however, that ownership of less than ten percent (10%) of the outstanding stock of any publicly-traded corporation (other than the Company) shall not be deemed to be engaging solely by reason thereof in any of the Company’s businesses; or

(ii)    induce or attempt to induce any customer, supplier, lender or other business relation of the Company to cease doing business with the Company or any of its subsidiaries.

(b)    Optionee agrees to treat and hold as confidential any information concerning the business and affairs of the Company that is not or does not become generally available to the public other than as a result of a disclosure in violation of this Agreement (the “Confidential Information”), refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to the Company or destroy, at the request and option of the Company, all tangible embodiments (and all copies) of the Confidential Information which are in Optionee’s possession.

(c)    Optionee acknowledges and agrees that in the event of a breach by Optionee of any of the provisions of this Section 5, monetary damages shall not constitute a sufficient remedy. Consequently, in the event of any such breach, the Company shall be entitled to, in addition to the other rights and remedies existing in their favor, specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof from any court of competent jurisdiction in each case without the requirement of posting a bond or proving actual damages.

(d)    Optionee agrees that except in connection with any legal proceeding relating to the enforcement of this Agreement, following the effective date of the termination of Optionee’s employment with the Company, Optionee shall not publicly disparage the Company or its officers or directors.

(e)    The term “indirectly” as used in this Section 5 with respect to Optionee is intended to mean any acts authorized or directed by or on behalf of Optionee or any entity controlled by Optionee.

6.    Governing Law. This Agreement shall be governed by the laws of the State of Missouri without reference to the conflict of laws provisions thereof. The Optionee shall be solely responsible to seek advice as to the laws of any jurisdiction to which he may be subject, and participation by the Optionee in the Plan shall be on the basis of a warranty by the Optionee that he may lawfully so participate without the Company being in breach of the laws of any such jurisdiction.

7.    Amendment. No amendment or modification of this Agreement shall be valid unless the same shall be in writing and signed by the Company and Optionee. The foregoing, however, shall not prevent the Company from amending or modifying the Plan except that no such amendment or modification shall adversely affect the Optionee’s rights under this Agreement.

8.    No Assignment or Transfer. During the lifetime of the Optionee, the Option shall be exercisable only by the Optionee. The Option shall not be assignable or transferable other than by will or by the laws of descent and distribution. Notwithstanding the foregoing, the Optionee may request authorization from the Committee to assign his rights with respect to the Option granted herein to a trust or custodianship, the beneficiaries of which may include only the Optionee, the Optionee’s spouse or the Optionee’s lineal descendants (by blood or adoption), and, if the Committee grants such authorization, the Optionee may assign his rights accordingly. In the event of any such assignment, such trust or custodianship shall be subject to all the restrictions, obligations, and responsibilities as apply to the Optionee under the Plan and this Agreement and shall be entitled to all the rights of the Optionee under the Plan.

ACKNOWLEDGED	POST HOLDINGS, INC.
AND ACCEPTED:

/s/ William P. Stiritz	By:	/s/ Diedre J. Gray
Optionee: William P. Stiritz
	Name:	Diedre J. Gray
May 29, 2012
Date	Title:	SVP – Legal & Secretary

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